Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2020 Stock Incentive Plan, 2021 Stock Incentive Plan, and 2021 Employee Stock Purchase Plan of Xilio Therapeutics, Inc. of our report dated May 24, 2021 (except Note 18(f), as to which the date is October 18, 2021) with respect to the consolidated financial statements of Xilio Therapeutics, Inc. included in its Registration Statement, as amended Form (S-1 No. 333-259973) for the year ended December 31, 2020, and related Prospectus filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Boston, Massachusetts
October 22, 2021